Oppenheimer Capital Income Fund
NSAR Exhibit – Item 77I

Oppenheimer Capital Income Fund (the "Registrant"), which offers shares classes A, B, C and N, began offering Class Y shares on January 28, 2011.  Post-Effective Amendment No. 68 to the Registrant's Registration Statement, Accession Number 0000728889-10-002007 which includes the terms of Class Y shares, is hereby incorporated by reference as part of the response to Item 77I of the Registrant's Form N−SAR.